EXHIBIT 99.1

PREMIERWEST BANCORP
ANNOUNCES FOURTH QUARTER AND 2010 RESULTS

MEDFORD, OREGON—January 20, 2011: PremierWest Bancorp (NASDAQ:PRWT) announced results for the fourth quarter of 2010 and twelve months ending December 31, 2010, as follows:

For the three months ended December 31, 2010:

  Net loss applicable to common shareholders of $705,000 compared to a net loss of $1.4 million for the third quarter ended September 30, 2010, and a net loss applicable to common shareholders of $110.6 million for the quarter ended December 31, 2009.
  Loss per common share remained the same at $0.01 for both the three months ended December 31, 2010 and September 30, 2010, and compares to a loss per common share of $4.46 for the quarter ended December 31, 2009.
  Total risk-based capital ratios for Bancorp and the Bank improved to 12.36 percent and 12.59 percent, respectively.
  Net interest margin was 3.78 percent compared to 4.00 percent for the quarter ended September 30, 2010, and had a 34 basis point decrease from the 4.12 percent recorded during the three months ended December 31, 2009.
  Loan loss reserve remained elevated at $35.6 million or 3.64 percent of gross loans at December 31, 2010, compared to $42.1 million or 4.07 percent at September 30, 2010.
  Charge-offs, net of recoveries, increased to $6.5 million compared to $3.4 million in the preceding quarter and $12.3 million for the quarter ended December 31, 2009.
  Non-performing loans increased by $14.5 million to $129.6 million or 13.25 percent of gross loans compared to $115.1 million or 11.11 percent of gross loans at September 30, 2010. Approximately $71.5 million or 55 percent of the non-performing loan total at December 31, 2010 is current as to payment of principal and interest despite being on non-accrual status.
  Other real estate owned (OREO) and foreclosed assets increased $2.1 million to $32.0 million with sales for the quarter of $4.8 million at a net gain on sale of $125,000.
  No provision for loan losses was recorded in the current quarter versus $1.6 million for the third quarter of 2010, and $16.7 million for the quarter ended December 31, 2009 reflecting either stability or improvement in a number of predictive credit metrics.
  Total deposits of $1.27 billion were down $11.4 million from September 30, 2010, with non-interest bearing demand deposits at 19 percent of total deposits.
  Cash and unencumbered securities totaled $239.4 million, providing a strong liquidity position.

For the twelve months ended December 31, 2010:

  Net loss applicable to common shareholders of $7.5 million compared to a net loss of $148.6 million for the twelve months ended December 31, 2009.
  Loss per common share of $0.09 versus a loss of $6.01 for the same period in 2009.
  Net interest margin was 4.07 percent compared to 4.10 percent for the same period last year.
  OREO and foreclosed assets increased $7.3 million from December 31, 2009, on OREO additions of $31.1 million partially offset by sales of $20.2 million and downward valuation adjustments of $5.3 million with a year-to-date net gain on sale of $1.7 million.
  Net charge-offs decreased to $20.4 million compared to $59.3 million for the same period in 2009.
  Total deposits at period end of $1.27 billion were down $154.5 million from December 31, 2009.

James M. Ford, PremierWest’s President & Chief Executive Officer, stated, “As we review the results of the fourth quarter and the full year of 2010, our progress is clearly evident in both the quarterly results and the year over year results. While non-performing loans did increase, many problem loans are migrating to OREO as anticipated and are expected to ultimately be liquidated from the balance sheet. We continue to aggressively pursue collection efforts resulting in less time between problem loan identification and ultimate resolution. We also recorded close to a breakeven bottom line for the fourth quarter before accruing for the TARP preferred dividend and TruPS interest expense, reduced aggregate CRE and construction acquisition & development loans, maintained a strong liquidity position, and sustained a high level of performing non-performing loans that remain current as to the contractual payments.

“We have defined very clearly the nature and extent of risk in our loan portfolio and have continued the improving trend in the number of loan risk rating upgrades. As we reported for the past two quarters, foreclosure activity has led to higher levels of incoming OREO, which is the last step before final resolution of a problem asset; i.e. the sale of the OREO. Our OREO sales increased this past quarter with total sales of $4.8 million and a twelve-month total of $20.2 million.

“As we move into 2011, we are expecting further improvement in our overall credit metrics, as well as our profitability. With loan demand at very low levels in our marketplace, we have continued to manage the balance sheet primarily by building our investment portfolio. While the continued low interest rate environment poses reinvestment challenges for deployment of our excess cash, we anticipate maintaining a short duration in our investment portfolio to better position the Bank for a rising rate environment that may impact the latter part of 2011.

“We believe that the discipline we have developed over the past two years will result in more efficient operations, improved profitability and an ability to adapt to changing economic circumstances. We thank our shareholders for their support.”

CREDIT QUALITY

Non-performing assets were $161.6 million at December 31, 2010, up $16.6 million from the balance at September 30, 2010. Net OREO volumes increased from $29.9 million to $32.0 million during the quarter which included an addition of $8.3 million in foreclosed property. Non-performing loans increased from the $115.1 million recorded at September 30, 2010 to $129.6 million at the end of the fourth quarter. Our allowance for loan losses declined $6.5 million from September 30, 2010, with the reserve as a percentage of gross loans decreasing to 3.64 percent at December 31, 2010, as compared to 4.07 percent at the end of the preceding quarter. Charge-offs, net of recoveries, for the quarter ending December 31, 2010, were $6.5 million, up $3.1 million from the preceding quarter.

Internally classified assets that are not individually evaluated for impairment carry a substantial allocation of estimated loss within the general reserve portion of our allowance for loan losses methodology. As loans migrate to non-performing status, they are required to be removed from the general reserve population and be individually evaluated for impairment. The level of impairment is evaluated based on current appraisals, less estimated costs to dispose of the underlying collateral. On many of these loans, the impairment is substantially less than the reserve previously retained for these loans, prior to non-performing status. This has led to the decrease in overall allowance, despite the increase in non-performing assets.

Bill Yarbenet, Executive Vice President and Chief Credit Officer, commented, “We have come a long way since the fourth quarter of 2009 and yet we understand that much work remains in order to fully address the Bank’s credit quality issues. The increase in non-performing loans and OREO was expected and is being proactively managed to ensure problem loans are resolved in the most efficient and effective manner. There will continue to be a transfer of non-performing loans to OREO as we come to resolution on the legal actions filed against non-paying borrowers. In addition, we are routinely reviewing all ‘performing’ non-performing loans, which totaled $71.5 million or 55 percent of total non-performing loans as of the end of the quarter, for a return to accrual status.

“OREO bookings during the fourth quarter totaled $8.3 million and are anticipated to escalate in 2011,” continued Yarbenet. We expect that level to be approximately $24 million over the next two quarters. OREO sales totaled $4.8 million in the fourth quarter and $20.2 million for all of 2010. OREO sales are expected to escalate in 2011. Our net gain on sale of OREO of $125,000 in the fourth quarter and $1.7 million for 2010 demonstrates our ability to prudently value and dispose of these assets. The level of gains or losses on those sales is predicated on market conditions, availability of competing real estate product and investor sentiment regarding the economy in general.

LOANS AND DEPOSITS

Gross loans, net of deferred loan fees, as of December 31, 2010, were $976.8 million, down $57.8 million or 6 percent from September 30, 2010. The decline in gross loans during the most recently completed quarter reflects $41.6 million in loan pay offs net of loan originations, $7.9 million in gross loan charge-offs and $8.3 million transferred to OREO. New loan generation has been offset by loan pay downs and charge-offs.

Deposits at December 31, 2010 were $1.27 billion, decreasing $11.4 million or 1 percent from the September 30, 2010 total. Average non-interest bearing deposits totaled $252.0 million, 19 percent of total deposits, and was essentially unchanged compared to the prior quarter.

Joe Danelson, Executive Vice President & Chief Banking Officer, stated, “We continue to maintain significant liquidity that provides us with the flexibility to manage non-strategic deposit accounts to minimize our deposit costs. As a consequence in this low interest rate environment, we have been successful over an extended period of time in maintaining a low cost of funds in relation to our competitors. New customer acquisition continues throughout our territory as does cross-selling to existing customers to expand utilization of products with us.

“While non CRE loan demand continues to be weak we have a strong pipeline of loans in our new Government Guaranteed Lending Group and we believe that we will see good volume in that business during 2011. We are also seeing improved production in small business lending.”

Danelson continued, “Our people have maintained a strong commitment to our customers during the challenging times we have faced during the past two years, and our customers have rewarded that commitment with their business.”

NET INTEREST INCOME

Net interest income of $12.7 million declined 7 percent for the quarter ended December 31, 2010 versus the quarter ended September 30, 2010, and net interest margin declined by 22 basis points to 3.78 percent compared to 4.00 percent in the previous quarter. Interest income reversals of $560,000 for the current quarter accounted for 17 basis points of this reduction in net interest margin. This compares to a 5 basis point impact from $176,000 in interest reversals during the preceding quarter. Net interest margin for the quarter ended December 31, 2010 declined 34 basis points from the net interest margin of 4.12% for the same period in 2009.

Our yield on earning assets averaged 4.75 percent, down 31 basis points from the preceding quarter ended September 30, 2010. Our cost of interest bearing liabilities decreased 11 basis points to 1.22 percent in the most recent quarter. These changes resulted in a net interest spread of 3.53 percent during the current quarter ended December 31, 2010, down 20 basis points from 3.73 percent recorded during the preceding quarter. Net interest spread for the quarter ended December 31, 2010 declined 37 basis points from the net interest spread of 3.90% for the same period in 2009.

Doug Biddle, Executive Vice President & Chief Financial Officer, stated, “Net interest margin was under pressure during the fourth quarter due to in part to the increase in reversals of interest income from non-accrual loans but also, and more significantly, from a $57.8 million decline in loan balances. This reduction in higher-yielding earning assets was partially offset by a $43.9 million increase in lower-yielding investment securities, including Fed Funds. With no immediate sign of significant interest rate hikes on the near-term horizon, we expect that maintaining our current net interest margin will be a challenge over the next few quarters. With interest rates at historic lows, we see significant interest rate risk in extending maturities to the degree necessary to significantly offset the yield lost to declining loan volume. We do believe that the enhanced liquidity and short duration of our investment portfolio will begin to yield more favorable reinvestment opportunities toward the end of 2011 when we expect interest rates to begin to rise.”

NON-INTEREST INCOME

During the fourth quarter of 2010, PremierWest had non-interest income of $3.4 million, an increase of $665,000 or 24 percent from the preceding quarter. The increase was primarily a result of gains on sales of securities that totaled $267,000 during the quarter a $540,000 gain on death benefit from bank-owned life insurance and $165,000 or 48 percent improvement on income from investment brokerage activities during the most recent quarter. These factors were partially offset by a $193,000 decline in service charges and other fees, all symptomatic of the impact of the slow economy on consumer economic behavior; and $114,000 in all other categories.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ending December 31, 2010 was $16.0 million, an increase of $404,000 or 3 percent when compared to the preceding quarter. The increase was primarily a result of $1.2 million increase in net cost of OREO and other foreclosed assets, $175,000 increase in third-party loan costs, offset by a $735,000 decrease in salaries and employee benefits, and a $231,000 decrease in all other categories.

The decline in staff expense was largely due to a favorable adjustment to deferred compensation expense from fourth quarter interest rate changes in longer term rates that again affected the expense accrual rate. The increase in net cost of OREO reflects continued weakness in real property values. The increase in OREO sales volume and OREO expenses are a result of the high volume of OREO currently held by the Bank.

CAPITAL

PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at December 31, 2010, with ratios of 12.59 percent and 11.31 percent, respectively. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required. As such, we are not considered “Well-Capitalized” for all regulatory ratios.

				Regulatory	Regulatory
	December 31,	September 30,	December 31,	Minimum to be	Minimum to be
	2010	2010	2009	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	12.59%	12.14%	8.53%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.31%	10.86%	7.25%	4.00%	6.00%
Leverage ratio	8.85%	8.69%	5.70%	4.00%	5.00%

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about future profitability of the Company, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS
AND LOSS PER COMMON SHARE DATA
	December 31,	December 31,			September 30,
For the Three Months Ended	2010	2009	Change	% Change	2010	Change	% Change

Interest income	$15,918	$19,499	$(3,581)	-18.4%	$17,261	$(1,343)	-7.8%
Interest expense	3,259	4,204	(945)	-22.5%	3,636	(377)	-10.4%
Net interest income	12,659	15,295	(2,636)	-17.2%	13,625	(966)	-7.1%
Loan loss provision	-	16,680	(16,680)	-100.0%	1,600	(1,600)	-100.0%
Non-interest income	3,401	3,618	(217)	-6.0%	2,736	665	24.3%
Non-interest expense	15,966	89,553	(73,587)	-82.2%	15,562	404	2.6%
Pre-tax income (loss)	94	(87,320)	87,414	100.1%	(801)	895	111.7%
Provision for income taxes	134	22,619	(22,485)	-99.4%	-	134	nm

Net loss	$(40)	$(109,939)	$109,899	100.0%	$(801)	$761	95.0%
Less preferred dividend and discount accretion	665	617	48	7.8%	620	45	7.3%
Net loss applicable to common shareholders	$(705)	$(110,556)	$109,851	99.4%	$(1,421)	$716	50.4%

Basic loss per common share (1)	$(0.01)	$(4.46)	$4.45	99.8%	$(0.01)	$-	0.0%
Diluted loss per common share (1)	$(0.01)	$(4.46)	$4.45	99.8%	$(0.01)	$-	0.0%

Average common shares outstanding--basic (1)	100,348,303	24,769,645	75,578,658	305.1%	100,348,303	-	0.0%
Average common shares outstanding--diluted (1)	100,348,303	24,769,645	75,578,658	305.1%	100,348,303	-	0.0%

	December 31,	December 31,
For the Twelve Months Ended	2010	2009	Change	% Change

Interest income	$69,014	$77,915	$(8,901)	-11.4%
Interest expense	13,074	19,968	(6,894)	-34.5%
Net interest income	55,940	57,947	(2,007)	-3.5%
Loan loss provision	10,050	88,031	(77,981)	-88.6%
Non-interest income	11,299	11,052	247	2.2%
Non-interest expense	62,014	129,722	(67,708)	-52.2%
Pre-tax loss	(4,825)	(148,754)	143,929	96.8%
Provision (benefit) for income taxes	134	(2,282)	2,416	105.9%

Net loss	$(4,959)	$(146,472)	$141,513	96.6%
Less preferred dividend and discount accretion	2,533	2,171	362	16.7%
Net loss applicable to common shareholders	$(7,492)	$(148,643)	$141,151	95.0%

Basic loss per common share (1)	$(0.09)	$(6.01)	$5.92	98.5%
Diluted loss per common share (1)	$(0.09)	$(6.01)	$5.92	98.5%

Average common shares outstanding--basic (1)	83,180,417	24,744,835	58,435,582	236.2%
Average common shares outstanding--diluted (1)	83,180,417	24,744,835	58,435,582	236.2%

(1) As of December 31, 2010, September 30, 2010, and December 31, 2009, 1,090,385 shares related to the U.S. Treasury Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

	December 31,	December 31,		September 30,
For the Three Months ended	2010	2009	Change	2010	Change

Yield on average gross loans (1)	5.68%	6.12%	(0.44)	5.96%	(0.28)
Yield on average investments (1)	1.82%	1.85%	(0.03)	1.74%	0.08
Total yield on average earning assets (1)	4.75%	5.25%	(0.50)	5.06%	(0.31)
Cost of average interest bearing deposits	1.20%	1.24%	(0.04)	1.27%	(0.07)
Cost of average borrowings	1.86%	5.72%	(3.86)	3.65%	(1.79)
Cost of average total deposits and borrowings	0.99%	1.12%	(0.13)	1.08%	(0.09)
Cost of average interest bearing liabilities	1.22%	1.35%	(0.13)	1.33%	(0.11)
Net interest spread	3.53%	3.90%	(0.37)	3.73%	(0.20)
Net interest margin (1)	3.78%	4.12%	(0.34)	4.00%	(0.22)

Net charge-offs to average gross loans (3)	0.65%	1.04%	(0.39)	0.32%	0.33
Allowance for loan losses to gross loans	3.64%	3.99%	(0.35)	4.07%	(0.43)
Allowance for loan losses to non-performing loans	27.45%	44.17%	(16.72)	36.59%	(9.14)
Non-performing loans to gross loans	13.25%	9.04%	4.21	11.11%	2.14
Non-performing assets to total assets	11.45%	8.37%	3.08	10.18%	1.27

Return on average common equity	-4.66%	-310.87%	306.21	-9.12%	4.46
Return on average assets	-0.20%	-26.08%	25.88	-0.39%	0.19

Efficiency ratio (2)	99.41%	473.50%	(374.09)	95.12%	4.29

	December 31,	December 31,
For the Twelve Months ended	2010	2009	Change

Yield on average gross loans (1)	5.90%	6.14%	(0.24)
Yield on average investments (1)	1.84%	1.59%	0.25
Total yield on average earning assets (1)	5.02%	5.51%	(0.49)
Cost of average interest bearing deposits	1.11%	1.63%	(0.52)
Cost of average borrowings	3.56%	5.11%	(1.55)
Cost of average total deposits and borrowings	0.96%	1.43%	(0.47)
Cost of average interest bearing liabilities	1.18%	1.74%	(0.56)
Net interest spread	3.84%	3.77%	0.07
Net interest margin (1)	4.07%	4.10%	(0.03)

Net charge-offs to average gross loans (3)	1.88%	4.85%	(2.97)
Allowance for loan losses to gross loans	3.64%	3.99%	(0.35)
Allowance for loan losses to non-performing loans	27.45%	44.17%	(16.72)
Non-performing loans to gross loans	13.25%	9.04%	4.21
Non-performing assets to total assets	11.45%	8.37%	3.08

Return on average common equity	-13.69%	-93.07%	79.38
Return on average assets	-0.51%	-9.29%	8.78

Efficiency ratio (2)	92.23%	188.01%	(95.78)

(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income
(3) Not annualized

Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Interest Income
	December 31,	December 31,	September 30,
For the Three Months ended	2010	2009	2010
Net interest income	$12,659	$15,295	$13,625
Tax equivalent adjustment for municipal loan interest	45	49	47
Tax equivalent adjustment for municipal bond interest	31	33	33
Tax equivalent net interest income	$12,735	$15,377	$13,705

	December 31,	December 31,
For the Twelve Months ended	2010	2009
Net interest income	$55,940	$57,947
Tax equivalent adjustment for municipal loan interest	187	185
Tax equivalent adjustment for municipal bond interest	131	93
Tax equivalent net interest income	$56,258	$58,225

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.
Management believes that presentation of this non-GAAP financial measure provides useful information frequently used by shareholders in the evaluation of a company.
Non-GAAP financial measures have limitations as analytical tools should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	December 31,	December 31,			September 30,
	2010	2009	Change	% Change	2010	Change	% Change
Fed funds sold and investments	$337,048	$286,637	$50,411	17.6%	$293,126	$43,922	15.0%
Gross loans, net of deferred fees	976,795	1,148,127	(171,332)	-14.9%	1,034,558	(57,763)	-5.6%
Allowance for loan losses	(35,582)	(45,903)	10,321	-22.5%	(42,120)	6,538	-15.5%
Net loans	941,213	1,102,224	(161,011)	-14.6%	992,438	(51,225)	-5.2%
Other assets	132,959	147,453	(14,494)	-9.8%	139,115	(6,156)	-4.4%
Total assets	$1,411,220	$1,536,314	$(125,094)	-8.1%	$1,424,679	$(13,459)	-0.9%

Non-interest-bearing deposits	$242,631	$256,167	$(13,536)	-5.3%	$247,016	$(4,385)	-1.8%
Interest-bearing deposits	1,023,618	1,164,595	(140,977)	-12.1%	1,030,609	(6,991)	-0.7%
Total deposits	1,266,249	1,420,762	(154,513)	-10.9%	1,277,625	(11,376)	-0.9%
Borrowings	30,950	30,956	(6)	0.0%	30,951	(1)	0.0%
Other liabilities	17,013	13,061	3,952	30.3%	16,401	612	3.7%
Stockholders' equity	97,008	71,535	25,473	35.6%	99,702	(2,694)	-2.7%
Total liabilities and stockholders' equity	$1,411,220	$1,536,314	$(125,094)	-8.1%	$1,424,679	$(13,459)	-0.9%

Period end common shares outstanding	100,348,303	24,771,928	75,576,375	305.1%	100,348,303	-	0.0%
Book value per common share (1)	$0.57	$1.29	$(0.72)	-55.8%	$0.60	$(0.03)	-5.0%
Tangible book value per common share (2)	$0.54	$1.15	$(0.61)	-53.0%	$0.57	$(0.03)	-5.3%

Non-performing assets:
Loans on nonaccrual status	$129,493	$98,497	$30,996	31.5%	$114,990	$14,503	12.6%
90-days past due and accruing	123	5,420	(5,297)	-97.7%	113	10	8.8%
Other real estate owned and foreclosed assets	32,009	24,748	7,261	29.3%	29,902	2,107	7.0%
Total non-performing assets	$161,625	$128,665	$32,960	25.6%	$145,005	$16,620	11.5%

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.
(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less goodwill and core deposit intangibles divided by the period ending number of common shares outstanding.

QUARTERLY ACTIVITY

	December 31,	December 31,			September 30,
	2010	2009	Change	% Change	2010	Change	% Change
Allowance for loan losses:
Balance beginning of period	$42,120	$41,513	$607	1.5%	$43,917	$(1,797)	-4.1%
Provision for loan losses	-	16,680	(16,680)	-100.0%	1,600	$(1,600)	-100.0%
Net (charge-offs) recoveries	(6,538)	(12,290)	(5,752)	46.8%	(3,397)	$3,141	-92.5%
Balance end of period	$35,582	$45,903	(10,321)	-22.5%	$42,120	$(6,538)	-15.5%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$29,902	19,533	$10,369	53.1%	$15,084	$14,818	98.2%
Transfers from outstanding loans	8,251	9,847	(1,596)	-16.2%	17,259	(9,008)	-52.2%
Improvements and other additions	46	319	(273)	-85.6%	95	(49)	-51.6%
Sales	(4,667)	(3,631)	1,036	-28.5%	(1,807)	2,860	-158.3%
Impairment charges	(1,523)	(1,320)	203	-15.4%	(729)	794	-108.9%
Total OREO and foreclosed assets, end of period	$32,009	$24,748	$7,261	29.3%	$29,902	$2,107	7.0%

QUARTERLY AVERAGES

	December 31,	December 31,			September 30,
	2010	2009	Change	% Change	2010	Change	% Change

Average fed funds sold and investments	$321,558	$302,391	$19,167	6.3%	$288,591	$32,967	11.4%
Average gross loans	$1,013,339	$1,177,970	$(164,631)	-14.0%	$1,070,369	$(57,030)	-5.3%
Average mortgages held for sale	$623	$1,098	$(475)	-43.3%	$625	$(2)	-0.3%
Average total assets	$1,429,602	$1,681,698	$(252,096)	-15.0%	$1,449,421	$(19,819)	-1.4%
Average non-interest-bearing deposits	$252,028	$253,085	$(1,057)	-0.4%	$250,473	$1,555	0.6%
Average interest-bearing deposits	$1,029,168	$1,202,637	$(173,469)	-14.4%	$1,049,939	$(20,771)	-2.0%
Average total deposits	$1,281,196	$1,455,722	$(174,526)	-12.0%	$1,300,412	$(19,216)	-1.5%
Average total borrowings	$30,950	$30,957	$(7)	0.0%	$30,952	$(2)	0.0%
Average stockholders' equity	$99,911	$180,616	$(80,705)	-44.7%	$101,641	$(1,730)	-1.7%
Average common equity	$60,007	$141,096	$(81,089)	-57.5%	$61,833	$(1,826)	-3.0%

YEAR-TO-DATE ACTIVITY

	December 31,	December 31,
	2010	2009	Change	% Change
Allowance for loan losses:
Balance beginning of period	$45,903	$17,157	$28,746	167.5%
Provision for loan losses	10,050	88,031	$(77,981)	-88.6%
Net (charge-offs) recoveries	(20,371)	(59,285)	$(38,914)	65.6%
Balance end of period	$35,582	$45,903	$(10,321)	-22.5%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$24,748	$4,423	$20,325	459.5%
Transfers from outstanding loans	30,619	28,303	2,316	8.2%
Improvements and other additions	465	671	(206)	-30.7%
Sales	(18,476)	(7,142)	11,334	-158.7%
Impairment charges	(5,347)	(1,507)	3,840	-254.8%
Total OREO and foreclosed assets, end of period	$32,009	$24,748	$7,261	29.3%

YEAR-TO-DATE AVERAGES

	December 31,	December 31,
	2010	2009	Change	% Change

Average fed funds sold and investments	$296,840	$196,189	$100,651	51.3%
Average gross loans	$1,083,574	$1,221,842	$(138,268)	-11.3%
Average mortgages held for sale	$615	$1,100	$(485)	-44.1%
Average total assets	$1,470,807	$1,600,572	$(129,765)	-8.1%
Average non-interest-bearing deposits	$251,670	$245,829	$5,841	2.4%
Average interest-bearing deposits	$1,077,883	$1,110,502	$(32,619)	-2.9%
Average total deposits	$1,329,554	$1,356,332	$(26,778)	-2.0%
Average total borrowings	$30,953	$35,737	$(4,784)	-13.4%
Average stockholders' equity	$94,486	$194,475	$(99,989)	-51.4%
Average common equity	$54,725	$159,717	$(104,992)	-65.7%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Agricultural/Farm	$37,194	$41,309	$38,984	$36,573	$43,418
Commercial and Industrial	157,281	168,217	192,119	204,227	210,392
Commercial Real Estate - Owner Occupied	230,156	240,880	249,642	246,419	248,144
Commercial Real Estate - Non-Owner Occupied	443,058	471,426	496,539	510,585	526,238
Consumer/Other	109,106	112,726	113,599	120,410	119,935
Gross loans, net of deferred fees	$976,795	$1,034,558	$1,090,883	$1,118,214	$1,148,127

Commercial Real Estate
Owner Occupied
Commercial Term	$224,646	$232,437	$240,952	$238,675	$230,923
Commercial Construction	2,595	5,047	5,343	4,597	12,103

Single Family Residential Construction
Oregon	999	821	758	538	459
California	1,916	2,575	2,589	2,609	4,659
Total Owner Occupied	$230,156	$240,880	$249,642	$246,419	$248,144

Non-Owner Occupied
Commercial Term	$324,982	$341,429	$326,882	$328,070	$332,318
Commercial Construction	5,321	5,967	27,411	26,125	30,241
Single Family Residential Construction
Oregon
Pre-Sold	-	-	172	95	-
Speculative	281	599	1,719	1,543	1,460
Builder Inventory	6,828	7,106	7,058	8,397	10,171
Total Oregon	7,109	7,705	8,949	10,035	11,631

California
Pre-Sold	-	-	433	448	448
Speculative	258	269	1,982	1,986	2,433
Builder Inventory	7,395	9,976	8,872	9,013	8,593
Total California	7,653	10,245	11,287	11,447	11,474

Commercial - Land Acquisition and Development	8,650	9,824	15,582	23,769	24,275
Commercial - Land Only	62,783	65,162	70,633	68,612	68,946
Residential - Land Acquisition and Development	26,560	31,094	35,795	42,527	47,353
Total Non-Owner Occupied	$443,058	$471,426	$496,539	$510,585	$526,238

NONPERFORMING ASSETS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned and Foreclosed Assets
By Geographic Region	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Mid-Central Oregon	$6,044	$4,484	$5,264	$4,917	$6,143
Southern Oregon	15,715	13,058	6,804	9,629	9,729
Northern California	5,447	5,475	1,346	5,219	4,682
Greater Sacramento	3,487	3,519	1,046	1,095	3,537
Other	1,316	3,366	624	657	657

Total Other Real Estate Owned and Foreclosed Assets	$32,009	$29,902	$15,084	$21,517	$24,748

Non Performing Loans
By Geographic Region	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Mid-Central Oregon	$31,734	$21,673	$24,594	$24,971	$32,984
Southern Oregon	58,084	54,293	62,097	39,950	26,369
Northern California	13,582	12,887	16,196	16,043	19,699
Greater Sacramento	26,216	26,250	26,816	23,407	24,865

Total Nonperforming Loans	$129,616	$115,103	$129,703	$104,371	$103,917

By Loan Type

Agricultural/Farm	$2,538	$434	$297	$2,491	$682
Commercial and Industrial	8,550	5,480	7,006	6,117	7,251
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
CRE O Oregon	-	-	-	-	-
CRE O California	1,673	1,983	2,108	2,108	2,196
CR Other	14,768	10,004	10,701	6,967	5,139
Commercial Real Estate - Non-Owner Occupied
Oregon	18,163	22,846	23,480	25,079	20,202
California	7,270	6,465	3,037	1,074	1,837
Single Family Residential Construction
CRE N Oregon	12,829	6,690	9,388	8,951	10,739
CRE N California	4,813	12,990	14,455	16,184	18,654
Co Commercial - Land Acquisition and Development	6,646	3,272	8,796	9,947	10,303
Co Commercial - Land Only	32,727	34,883	35,616	12,321	10,279
ResResidential - Land Acquisition and Development	10,518	4,596	4,987	6,281	6,624
Commercial Construction - Multiplex (5+)	911	313	313	-	-
CR Other	7,052	4,095	8,416	6,074	9,779
Consumer/Other	1,158	1,052	1,103	777	232

Total Nonperforming Loans	$129,616	$115,103	$129,703	$104,371	$103,917